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Exhibit 99.1

VALENTIS ANNOUNCES ISSUANCE OF PEGYLATED LIPOSOMES
PATENT IN EUROPE, INITIATION OF INFRINGEMENT SUIT, AND
ONCOLOGY PROGRAM UPDATE

        Burlingame, Calif., April 24, 2002—Valentis, Inc. (NASDAQ:VLTS) announced that its wholly-owned subsidiary, PolyMASC Pharmaceuticals Plc, has been granted European Patent Number EP572,049B1, covering PEGylated liposomes (liposomes having polyethylene glycol (PEG) chains attached). In addition, Valentis announced that PolyMASC has initiated infringement proceedings in Germany, against SP Labo N.V., SP Europe and Essex Pharma GmbH, all members of the Schering Plough Group. The suit alleges infringement of this patent and patent EP445,131B1, also owned by PolyMASC, based on the sales of Caelyx®, a PEGylated-liposome product encapsulating the drug doxorubicin.

        Patent EP572,049B1, titled "Liposomes," is the European counterpart to U.S. Patent Number 6,132,763. PolyMASC initiated infringement proceedings against ALZA Corporation in the United States in April 2001, for infringement of U.S. Patent Number 6,132,763, based on ALZA Corporation's manufacturing and selling of Doxil® and Caelyx®. Doxil® is currently approved and marketed in the United States for Kaposi's sarcoma and refractory ovarian cancer by Ortho Biotech, a subsidiary in the Johnson & Johnson family of companies. The same product, Caelyx® is approved and marketed in Europe for the same indications by Schering Plough.

        President and CEO, Dr. Benjamin F. McGraw, III stated, "We believe the grant of this European patent further substantiates the value of this patent family, following as it does the grant of similar broad patent claims in the United States and Japan. We continue to believe in the importance of protecting our intellectual property, and have therefore found it necessary to file infringement proceedings in Germany."

        Liposomes are microscopic vesicles composed of a phospholipid bilayer that are capable of encapsulating active drugs. PEGylation of liposomes modifies their clearance and biodistribution after systemic administration, enhancing tumor localization and reducing non-specific uptake in normal tissues.

        Earlier this year the Company announced that it was suspending clinical development of its cancer immunotherapy products following release of clinical data from a Phase II clinical trial of an IL-2 GeneMedicine™ product. Consistent with these developments and a decision by partner Roche Holdings Ltd. not to initiate a Phase III clinical trial, the Company's alliance with Roche has ended in accordance with terms of the agreement. The Company will continue to focus on the development of its del-1 GeneMedicine™ product for the treatment of peripheral arterial disease and ischemic heart disease, and preclinical discovery efforts on its GeneSwitch™ and OptiPEG™ technologies.

        Valentis is Converting Genomic Discoveries into Medicines™. The Company has three product platforms for the development of novel therapeutics: the GeneMedicine™, GeneSwitch® and OptiPEG™ platforms. The Del-1 GeneMedicine™ therapeutic is the lead product for the GeneMedicine™ platform of non-viral gene delivery technologies. Del-1 is an angiogenesis gene that is being developed for peripheral arterial disease and ischemic heart disease. The EpoSwitch™ therapeutic for anemia is the lead product for the GeneSwitch® platform. The EpoSwitch™ product is being developed to allow control of erythropoietin protein production from an injected gene by an orally administered drug. The OptiPEG™ platform, consisting of proprietary PEGylation technologies, allows for improved dosing of biopharmaceuticals. OptiPEG™ is being developed through licensing to partners. Additional information is available at www.valentis.com.

        Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words "believes," "expects," "intends," "anticipates," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis' actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics or PEGylated biopharmaceuticals, that any of the Company's programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2001 and Quarterly Report on Form 10-Q/A for the period ended December 31, 2001, each as filed with the Securities and Exchange Commission.

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  Exhibit 99.1
VALENTIS ANNOUNCES ISSUANCE OF PEGYLATED LIPOSOMES PATENT IN EUROPE, INITIATION OF INFRINGEMENT SUIT, AND ONCOLOGY PROGRAM UPDATE